EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 15, 2006 (except for Note 12c. dated November 28, 2006), on the balance sheet of Innova Robotics and Automation, Inc. as of December 31, 2005, and the related statements of operations, stockholders’ deficit and cash flows for each of the two years then ended, which appear in Amendment No. 2 to the Form SB-2 filed with the Securities and Exchange Commission filed on December 1, 2006 in this Form S-8 Registration Statement filed with the Securities and Exchange Commission.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
(formerly, Lopez, Blevins, Bork & Associates, LLP)
Houston, Texas
December 5, 2006